Exhibit 2.1



                            ASSET PURCHASE AGREEMENT
                            ------------------------

        THIS ASSET PURCHASE AGREEMENT is dated as of August 10th, 2001, by and between AIT (USA), Inc., a corporation organized under the laws of the State of Ohio ("Purchaser"), Information Management Associates, Inc., a corporation organized under the laws of the State of Connecticut, ("Seller") and AIT Group plc, a corporation organized under the laws of England, ("Guarantor"). In consideration of the mutual covenants, agreements and warranties herein contained, the parties hereto agree as follows:

                               CERTAIN DEFINITIONS
                               -------------------

        Unless otherwise defined herein, terms used herein shall have the meanings set forth below:

        "Accounts Receivable" is defined in Section 1.1(d).

        "Acquired Agreements" means Capital Leases, Operating Leases, Real Property Leases, Customer Contracts, Distributor and Reseller Agreements, Partnership Agreements, Escrow Agreements, Consulting Agreements, Support Agreements, Third Party Agreements, Marketing Agreements and Miscellaneous Agreements.

        "Acquired Assets" is defined in Section 1.1.

        "Acquisition Proposal" means a proposal, involving any Third Party and Seller, to acquire all, or substantially all of the assets of the Business.

        "Affiliate" means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the term "controlling" and "controlled" have correlative meanings to the foregoing.

        "Agreement" means this Asset Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

        "Alternative Transaction" means an Acquisition Proposal made by a Third Party, or a plan of reorganization of Seller not involving Purchaser which the Bankruptcy Court approves, endorses or accepts instead of the transactions contemplated by this Agreement and which is consummated on or prior to September 28, 2001.

        "Approved Professional Fees" means the fees incurred on a recurring or retainer basis and payable by Seller on or prior to the Closing Date, as set out on Exhibit A.

        "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement, to be dated the Closing Date, between Purchaser, Guarantor and Seller, in substantially the form attached hereto as Exhibit C.

        "Assumed Obligations" is defined in Section 1.3.

        "Australian Employee" is defined is Section 1.5(b).

        "Australian Employee Claims" is defined in Section 1.5(b).

        "Authority" means any court, arbitrator or governmental or regulatory authority, body, department, commission, board, bureau or agency.

        "Authorized Expenses" means all of the following expenses of Seller incurred in the ordinary course of business taking into account the operation and winding up of the business of Seller and the administration of the Chapter 11 Case (i) accounts payable incurred since the date of filing of the Chapter 11 Case; (ii) compensation expenses incurred since the date of filing of the Chapter 11 Case; (iii) other liabilities incurred since the date of filing of the Chapter 11 Case; (iv) Taxes incurred since the date of filing of the Chapter 11 Case other than Taxes relating to the transaction contemplated by this Agreement; (v) security deposits held by landlords under the Real Property Leases; (vi) cash collateral accounts related to employee credit cards; (vii) any Subsidiary Transfer Expenses; and (viii) Approved Professional Fees; provided, however, Authorized Expenses shall not included any Excluded Expenses.

        "Bankruptcy Code" means Title 11 of the United States Code, 11 U.S.C. sections 101 et seq. and the rules and regulations promulgated thereunder.

        "Bankruptcy Court" means the United States Bankruptcy Court for the District of Connecticut having jurisdiction over Seller.

        "Bill of Sale" means the Bill of Sale, to be dated the Closing Date, from Seller to Purchaser, in substantially the form attached hereto as Exhibit B.

        "Break-up Fee" means the sum of $495,000.

        "Business" means the business contemplated to be conducted using the Acquired Assets following the Closing Date for the delivery of products and services which manage a company's interaction with customers.

        "Business Day" means any day, other than Saturday, Sunday or any day which banks located in London, England or New York, N.Y. U.S.A. are required by operation of law to be closed.

        "Capital Leases" is defined in Section 1.1(e).

        "Chapter 11 Case" means the pending case commenced by Seller under Chapter 11 of the Bankruptcy Code.

        "Claim" means any claim, lawsuit, demand, suit, inquiry made, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise.

        "Closing" means the consummation of the transactions contemplated herein in accordance with Article X hereof.

        "Closing Date" is defined in Section 10.1.

        "Closing Date Accounting" is defined in Section 2.3.

        "Closing Resolution Period" is defined in Section 2.4(c).

        "Code" means the United States Internal Revenue Code of 1986, as amended.

        "Consulting Agreements" is defined in Section 1.1(m).

        "Contaminant" is defined in Section 3.16(e).

        "Contract" means any agreement, contract, commitment, license, or other binding arrangement or understanding, whether written or oral.

        "Customer Contracts" is defined in Section 1.1(h).

        "Deferred Revenues" means the item on Seller's balance sheet as of the Closing Date related to revenues that have not been recognized yet because all conditions to recognition of such revenues have not been met.

        "Disabling Code" is defined in Section 3.16(e).

        "Disclosure Schedules" means the disclosure schedules hereto.

        "Distributor and Reseller Agreements" is defined in Section 1.1(j).

        "Dollars" or "$" means dollars of the United States of America.

        "Employee Severance" is defined in Section 1.5(a).

        "Equipment" is defined in Section 1.1(a).

        "Estimated Residual Cash" is defined in Section 2.4(a).

        "Escrow Accounts" is defined in Section 1.1(l).

        "Escrow Agents" is defined in Section 1.1(l).

        "Escrow Agreements" is defined in Section 1.1(l).



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



        "Estimate Accounting" is defined in Section 2.3.

        "Excluded Expenses" means (x) any amounts payable pursuant to Seller's Employee/Consultant Stay Bonus Plan, (y) any expenses of Seller solely related to the transactions contemplated by this Agreement which are not Approved Professional Fees, and (z) any Taxes relating to the transaction contemplated by this Agreement, other than in connection with any transfer contemplated by
Section 1.6.

        "Excluded Information" is defined in Section 5.2.

        "GAAP" means the U.S. generally accepted accounting principles at the time in effect, consistently applied.

        "Goodwill" means the goodwill of the Business and the exclusive right of Purchaser to represent itself as carrying on the Business in succession to Seller including all pending contracts orders and engagements.

        "Guarantor" is defined in Section 13.16.

        "Indemnitee" is defined in Section 12.6.

        "Indemnitor" is defined in Section 12.6.

        "Information and Records" is defined in Section 1.1(c).

        "Intellectual Property" is defined in Section 1.1(b).

        "Internet Assets" means the URLs, websites and domain names set out in
Schedule 1.1 (b).

        "Lien" means any security interest, lien, charge, mortgage, deed, assignment, pledge, hypothecation, encumbrance, easement, restriction or interest of another Person of any kind or nature except for restrictions under the Bankruptcy Code applicable prior to the Closing.

        "Losses" mean all liabilities of every kind, losses, costs, claims, judgments, awards, damages, penalties or expenses (including, without limitation, reasonable attorneys' fees and expenses and costs of investigation and litigation), and also including any expenditures or expenses incurred to cover, remedy or rectify any such Losses; provided, however, other than with respect to damages payable to a Third Party pursuant to a Third Party Claim, Losses shall not include any incidental, special, consequential, punitive or treble damages, including, without limitation, loss of opportunity, use, revenue or profits, in connection with or arising out of this Agreement or its breach, or arising from the relationship of the parties or the conduct of the Business between them, even if the possibility of such damages was foreseeable.

        "Marketing Agreements" is defined in Section 1.1(p).

        "Miscellaneous Agreements" is defined in Section 1.1(q).



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



        "Neutral Auditors" is defined in Section 2.4(d).

        "Operating Leases" is defined in Section 1.1(f).

        "Order" means any decree, order, injunction, rule, judgment, consent of or by any Authority.

        "Overbid Auction" is defined in Section 7.2.

        "Partnership Agreements" is defined in Section 1.1(k).

        "Person" means any corporation, limited liability company, partnership, joint venture, organization, entity, authority or natural person.

        "Primary Resellers" mean Avaya Canada Corp., CPM SA, Datapoint (UK) Ltd., Kawetetsu Systems, Inc., Mitsucon Tecnologia SA and Teledynamics B.V.

        "Pro Forma Statement" is defined in Section 3.5.

        "Promissory Note" is defined in Section 2.1(b).

        "Purchase Price" is defined in Section 2.1.

        "Purchaser Indemnifiable Damages" is defined in Section 12.2.

        "Purchaser Indemnitees" means Purchaser's Affiliates and Subsidiaries and the respective employees, officers, directors, shareholders, managers, partners, members, agents, representatives and other interest holders of Purchaser and Purchaser's Affiliates and Subsidiaries.

        "Purchaser Material Adverse Effect" means a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby or to perform its obligations under this Agreement.

        "Real Property Leases" is defined in Section 1.1(g).

        "Regulation" means any federal, state or local law, statute, regulation, ruling, rule, Order or permit, of, administered or enforced by or on behalf of any Authority, other than the securities laws of the United States or any state thereof.

        "Residual Cash" means the aggregate of (a) cash and cash equivalents of Seller and its Subsidiaries on the Closing Date, (b) any insurance premiums received or receivable by Seller or any of its Subsidiaries due to cancellation of or changes to policies as a result of the transactions contemplated by this Agreement and (c) the amount of Excluded Expenses paid by Seller between April 30, 2001 and the Closing Date, less (d) the amount of accrued Authorized Expenses on the Closing Date, in each case as determined in accordance with GAAP, except as set forth in and Seller's Policies; provided, however, that Residual Cash shall not include the Purchase Price.

        "Sale Procedures Approval Date" is defined in Section 5.8(a).

        "Sales Procedures Motion Date" is defined in Section 5.8(a).

        "Sale Procedures Order" is defined in Section 5.8(a).

        "Seller Indemnifiable Damages" is defined in Section 12.3.

        "Seller Indemnitees" means Seller's Affiliates and Subsidiaries and the respective employees, officers, directors, shareholders, managers, partners, members, agents, representatives and other interest holders of Seller and Seller's Affiliates and Subsidiaries.

        "Seller Material Adverse Effect" means a material adverse effect with respect to the results of operations, assets, properties, operations or condition (financial or otherwise) of the Business (other than the Excluded Assets), taken as a whole.

        "Seller's Policies" means the accounting principles, practices, procedures, policies and methods, with consistent classifications, judgments, and valuation and estimation methodologies set forth in Exhibit D.

        "Sites" means the premises leased pursuant to the Real Property Leases.

        "Software" is defined in Section 3.16(b).

        "Statement of Residual Cash" is defined in Section 2.4(a).

        "Subsidiary" of a Person shall mean an Affiliate of such Person fifty percent (50%) or more of the voting stock (or of any general partnership or other voting or controlling equity interest in the case of a Person that is not a corporation) of which is beneficially owned by the Person directly or indirectly through one or more other Persons.

        "Subsidiary Transfer Expenses" is defined in Section 13.1.

        "Support Agreements" is defined in Section 1.1(n).

        "Taxes" means all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees' income withholding and Social Security taxes imposed by the United States, United Kingdom, Australia or any other country or by any state, municipality, subdivision or instrumentality of the United States, United Kingdom, Australia or of any other country or by any other tax Authority, including all applicable penalties and interest, and such term shall include any interest, penalties or additions to tax attributable to such Taxes.

        "Third Party" means any Person other than Seller, Purchaser, Guarantor, any of their respective Affiliates or Subsidiaries, Seller Indemnitees or Purchaser Indemnitees.

        "Third Party Agreements" is defined in Section 1.1(o).

        "Third Party Claim" is defined in Section 12.6.

        "Third Party Licensees" is defined in Section 1.1(l).

        "Topping Offer" is defined in Section 7.2.

        "Trademarks" means the registered and unregistered trademarks detailed in Schedule 1.1(b).

        "363 Hearing" is defined in Section 7.1.

        "363 Order" means an order of the Bankruptcy Court, substantially in the form set forth on Exhibit E hereto.

        "365 Licenses" id defined in Section 1.1(r).

        "365 Order" means an order of the Bankruptcy Court, substantially in the form set forth on Exhibit E hereto.

        "U.K. Employees" is defined in Section 1.5(b).

        "U.K. Employee Claims" is defined in Section 1.5(b).

        "Unassumed Liabilities" means any obligation of Seller not assumed by Purchaser pursuant to Section 1.4.

        "Value Added Tax" is defined in Section 13.1.

                                   ARTICLE I.

              PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES

        1.1 Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and take assignment and delivery of, the following assets owned by Seller or its Subsidiaries related to, or used in conjunction with, the Business, and all of Seller's right, title and interest therein and thereto, but not including those assets specifically excluded in Section 1.2 (all of the assets sold, assigned, transferred and delivered to Purchaser hereunder are referred to collectively herein as the "Acquired Assets"):

        (a) All of the machinery, equipment, fixtures, installations, furniture, supplies, computer equipment of every kind and description located at the Sites, including those set forth on Schedule 1.1(a) (collectively, the "Equipment");

        (b) All intellectual property, including, without limitation (a) computer software, computer programs, source and object code data and documentation, (b) user manuals, administrator or director guides, flow charts and programmers' notes relating to computer software and programs developed by or on behalf of Seller, (c) patents and patent applications (including divisions, continuations, continuations in part, re-examinations, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted), inventions (whether or not patentable and whether or not reduced to practice), invention disclosures and improvements thereto, designs and plans, (d) all Trademarks and service marks (whether registered or unregistered), trade dress, trade names, brand names, logos, corporate names and registrations and applications for registration thereof, (e) copyright registrations and applications for registration thereof, (f) mask works and registrations and applications for registration thereof, (g) trade secrets, processes, procedures, manufacturing and marketing formulae and know how, (h) worldwide websites, domain names or any other Internet Assets and (i) any other similar intellectual property rights, in each case used in the Business as it relates to the Acquired Assets, including the rights set forth on Schedule 1.1(b) (collectively, the "Intellectual Property");

        (c) All production records, or software reproduction records, product files, technical information (including copies of technical data, designs, drawings, source code text and notations, price lists, marketing plans and strategies), sales records, product development techniques or plans, customer lists and files (including customer credit and collection information), details of client or consultant contracts, operational methods, and any and all information or documents relating to vendors, in each case in Seller's care, custody or control or otherwise available to it (the "Information and Records").

        (d) All of the accounts receivable, trade receivables, fees receivable, notes receivable and other receivables whether insured or uninsured set forth on
Schedule 1.1(d) or generated in the Business since April 30, 2001 and that are outstanding on the Closing Date, and the full benefit of all security therefor, (the "Accounts Receivable");

        (e) The capital leases of Seller set forth on Schedule 1.1(e) (the "Capital Leases");

        (f) The operating leases of Seller set forth on Schedule 1.1(f) (the "Operating Leases");

        (g) The real estate leases of Seller set forth on Schedule 1.1(g); and Seller's interest in all leasehold improvements on the premises covered by such leases (collectively, the "Real Property Leases");

        (h) All customer license, support and maintenance, and professional services contracts of Seller including those set forth on Schedule 1.1(h) other than those identified on such schedule as not to be assigned to Purchaser (the "Customer Contracts");

        (i) The Goodwill and the exclusive right to use the Trademarks or any variation thereof;

        (j) All distributor and reseller agreements set forth on Schedule 1.1(j) (the "Distributor and Reseller Agreements");

        (k) All partnership agreements set forth on Schedule 1.1(k) (the "Partnership Agreements");

        (l) All escrow agreements including those set forth on Schedule 1.1.(l), whereby Seller or any of its Subsidiaries have established an account (the "Escrow Accounts") with third parties (the "Escrow Agents") for the purpose of storing Intellectual Property of Seller relating to EDGE or Telemar Software and providing controlled access to such Intellectual Property by a licensee who has a current, valid license to such Intellectual Property (the "Third Party Licensees") upon the occurrence of the trigger events set forth in such agreement (the "Escrow Agreements");

        (m) All consulting agreements set forth on Schedule 1.1(m) (the "Consulting Agreements");

        (n) All support and maintenance agreements set forth on Schedule 1.1(n) (the "Support Agreements");

        (o) All third party software vendor and distribution agreements set forth on Schedule 1.1(o) (the "Third Party Agreements");

        (p) All marketing agreements set forth on Schedule 1.1(p) (the "Marketing Agreements");

        (q) The miscellaneous agreements set forth on Schedule 1.1(q) (the "Miscellaneous Agreements"); and

        (r) Any royalty payments or other consideration payable to Seller pursuant to Section 365(n)(2)(B) of the Bankruptcy Code in connection with any contract relating to Intellectual Property which is not an Acquired Agreement (the "365 Licenses").

        1.2 Excluded Assets. Anything in Section 1.1 to the contrary notwithstanding, the Acquired Assets shall not include any assets listed on
Schedule 1.2 and any other assets not purchased pursuant to Section 1.1 (the "Excluded Assets").

        1.3 Assumed Obligations. At the Closing, Purchaser shall only assume, and agree to pay, perform, fulfill and discharge the following obligations (collectively the "Assumed Obligations"): (a) any Employee Severance pursuant to
Section 1.5; (b) subject to Section 2.3, those obligations which are required to be performed, on and after the Closing Date under the Acquired Agreements, including the obligations associated with the Deferred Revenues (including the right to book such Deferred Revenue), but excluding any payments due prior to the Closing Date under the Acquired Agreements; and (c) the grant of licenses (but no other obligations) under the 365 Licenses.

        1.4 No Other Liabilities Assumed. Seller acknowledges and agrees that pursuant to the terms and provisions of this Agreement and under any Contract, Purchaser will not assume any obligation of Seller, other than the Assumed Obligations. In furtherance and not in limitation of the foregoing, Purchaser shall not assume and shall not be deemed to have assumed, any debt, claim, obligation or other liability of Seller whatsoever other than the Assumed Obligations, including, but not limited to (i) any liability related to retiree medical and other benefits and obligations, except in such instances where Purchaser has expressly assumed in writing such obligations after the Closing Date, (ii) any obligation or liability arising as a result of or whose existence is a breach of Seller's representations, warranties, agreements or covenants, (iii) any obligation or liability relating to any Excluded Assets, (iv) any Loss relating to any defective Software supplied by Seller prior to the Closing Date, (v) liabilities for payments due prior to the Closing Date under the Acquired Agreements, and (vi) rebates, allowances, deductions and/or price discrepancies relating in any manner to products or services sold in pursuit of the Business prior to the Closing Date (collectively, "Unassumed Liabilities").

        1.5 Employment Offers.
            -----------------

        (a) Subject to Section 1.5(b), Purchaser shall, not more than fifteen
(15) days after the date hereof, offer to employ, on and after the Closing Date, the employees of Seller in the Business designated in writing by the Purchaser on terms and conditions of employment substantially equivalent, taken as a whole, to the terms and conditions relating to their employment on the date hereof. From the date hereof to the Closing Date, Seller shall encourage employees of the Business to accept any offer of employment made by Purchaser and shall not take any action to offer employees of the Business alternate employment with Seller. Purchaser shall pay any severance liability or obligation ("Employee Severance") of Seller, pursuant to Seller's employee severance policies attached as Schedule 1.5, for any employee of Seller in the Business to whom an offer of employment is not made by Purchaser pursuant to this Agreement or to any employee of Seller in the Business who does not accept Purchaser's offer of employment.

        (b) Notwithstanding Section 1.5(a), the Contracts of employment of the employees of Seller and it Subsidiaries in the Business located in the United Kingdom (the "U.K. Employees") shall not be terminated by Seller or Purchaser in connection with the sale and purchase under this Agreement but shall continue to have effect as if originally made between the U.K. Employees and Purchaser in accordance with the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981. Seller shall not become or be liable in respect of any Claim that is or may be made for wrongful dismissal or unfair dismissal or redundancy or otherwise by the U.K. Employees or any of them ("U.K. Employee Claims"). In addition, Seller shall not become or be liable in respect of any Claim that is or may be made for wrongful dismissal or unfair dismissal or redundancy or otherwise by any employees of Seller or its Subsidiaries in the Business located in Australia ("Australian Employee") or any of them ("Australian Employee Claims").

        (c) Seller undertakes to Purchaser to comply in all respects with Seller's obligations to inform and consult with any U.K. Employees, pursuant to the Transfer of Undertaking (Protection of Employees) Regulation 1981, effected by the transaction contemplated hereby and to provide Purchaser with such information that the Purchaser may request in writing in order to verify such compliance. Purchaser agrees to provide to Seller any information which Seller may reasonably request relating to the business of Purchaser to enable Seller to fulfill such obligations.



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        1.6 Assets from Subsidiaries.
            ------------------------

        (a) Seller will cause each of its Subsidiaries which owns Acquired Assets or is subject to Assumed Liabilities on the date of this Agreement to assign such Acquired Assets to Seller, and Seller shall assume such Assumed Liabilities, prior to Closing, so that Seller can fulfill its obligations under this Agreement.

        (b) Seller will cause the release of the Acquired Assets from the beneficiaries of any charges or liens over such Acquired Assets to release such charges or liens simultaneous with or prior to the transfers contemplated above in Section 1.6(a). On the date of transfer of such Acquired Assets, Seller will pay to each of its Subsidiaries the fair market value of such Acquired Assets or offset such fair market value from any outstanding intercompany notes due from such Subsidiary.

        (c) Seller will, within two (2) Business Days after the Bankruptcy Court approves the 365 Order for the sale of the Acquired Assets to Purchaser pursuant to this Agreement, commence winding up of (i) its UK Subsidiary by way of a members voluntary winding up pursuant to s.86 of the Insolvency Act 1986 or a creditors voluntary winding up; and (ii) its Australian Subsidiary.

                                  ARTICLE II.

                           PURCHASE PRICE AND PAYMENT

        2.1 Payment of Purchase Price. Upon the terms and subject to the conditions hereof, in consideration of the acquisition of the Acquired Assets by Purchaser, Purchaser shall pay to Seller $16,500,000 (the "Purchase Price"), which Purchase Price shall be paid as follows:

        (a) Subject to adjustment pursuant to Section 2.3, $10,000,000 to be paid at the Closing by certified or official bank check or wire transfer of immediately available funds; and

        (b) $6,500,000 pursuant to a senior, unsecured, non-interest bearing promissory note issued by the Purchaser in favor of Seller (the "Promissory Note"), in substantially the form attached hereto as Exhibit F, payable as follows:

               (i) on the six (6) month anniversary of the Closing Date, subject to adjustment pursuant to Sections 2.3 and 2.4, $3,000,000 to be paid by certified or official bank check or wire transfer of immediately available funds; and

               (ii) on the nine (9) month anniversary of the Closing Date, $3,500,000 to be paid by certified or official bank check or wire transfer of immediately available funds, provided that such amount shall be reduced by the amount, not to exceed $1,650,000, for which an indemnification claim under
Section 12.2 shall be pending as of such nine (9) month anniversary, and the amount of such claim(s) shall not be due and payable pursuant to this Section 2.1(b)(ii) until the final resolution thereof.



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        2.2 Allocation of Purchase Price. For tax reporting purposes only, the
Purchase Price shall be allocated as described on Schedule 2.2 hereto to the satisfaction of Seller and Purchaser. Seller and Purchaser agree to file all income tax returns or reports, including, without limitation, IRS Form 8594, for their respective taxable years in which the Closing occurs and to reflect the allocation of the Purchase Price described on Schedule 2.2 hereto on any such return or report and agree not to take any position inconsistent therewith before any governmental agency charged with the collection of any Taxes or in any judicial proceeding relating solely to tax reporting.

        2.3 Prorations. To the extent that any of the items listed below relating to the Business and operation of the Business, the Acquired Assets and/or the Assumed Obligations are payable by Purchaser after the Closing Date but relate to periods prior to the Closing Date or were paid by Seller prior to the Closing Date but relate to periods after the Closing Date, Seller will be liable to the extent such items relate to any time period up to and including the Closing Date, and Purchaser will be liable to the extent such items relate to any time period after the Closing Date: (a) personal property, real estate, occupancy, water taxes and any and all inventory and other Taxes, if any, on or with respect to the business and operation of the Business, the Acquired Assets and/or the Assumed Obligations; (b) rents, Taxes and other items payable by under the Acquired Agreements; (c) the amount of any license or registration fees with respect to any licenses or registrations which are being assigned or transferred hereunder; (d) the amount of sewer rents and charges for water, telephone, electricity and other utilities and fuel; (e) payment obligations under the Acquired Agreements; and (f) all other items which are normally prorated in connection with similar transactions. On the Closing Date, Seller shall provide Purchaser with reasonable estimates of such prorations that are not available on the Closing Date (the "Estimate Accounting") and the Purchase Price due on the Closing Date shall be adjusted by the amount of such prorations. Within sixty (60) days after the Closing Date, Purchaser shall cause an accounting of such prorations to be prepared and delivered to Seller, which accounting shall be prepared in a manner consistent with Seller Policies (the "Closing Date Accounting"). If Seller notifies Purchaser that it agrees with the Closing Date Accounting within thirty (30) days after receipt thereof or fails to deliver notice to Purchaser of its disagreement therewith within such thirty
(30) day period, the Closing Date Accounting shall be conclusive and binding on Seller and Purchaser. The amount by which the Estimate Accounting differs from the Closing Date Accounting shall be added or subtracted, as applicable, to or from the payment under Section 2.1(b)(i). In the event of a dispute between the parties with respect to the calculation under this Section 2.3, such dispute shall be settled in accordance with the mechanism contained in Section 2.4(d), as applicable. Seller and Purchaser will furnish each other with such documents and other records as each party reasonably requests in order to confirm all adjustment and prorations calculations made pursuant to this Section 2.3.

        2.4    Residual Cash.
               -------------

        (a) Seller shall, in good faith using Seller's then available financial information, prepare and deliver to Purchaser two (2) Business Days before the Closing Date, for informational purposes only, a statement setting forth the estimated Residual Cash as of the close of business on the Closing Date (the "Estimated Residual Cash"). As promptly as practicable but in no event later than sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement setting forth the Residual Cash as of the close of business on the Closing Date without giving effect to the Closing (the "Statement of Residual Cash"). The Estimated Residual Cash and the Statement of Residual Cash shall be prepared in accordance with GAAP, except as set forth in Seller's Policies. The Purchase Price payable to Seller shall be decreased dollar for dollar to the extent that the Residual Cash is greater than $0. Any decrease in the Purchase Price pursuant to this Section 2.4 (a) shall be offset against the payment due under the Promissory Note six (6) months from the Closing Date as provided in
Section 2.1(b)(i).


        (b) During the preparation of the Statement of Residual Cash, and the period of any dispute within the contemplation of this Section 2.4, Purchaser and its Affiliates shall (i) provide Seller and Seller's authorized representatives with reasonable access to the books, records, facilities and employees of Purchaser and its Subsidiaries relevant to the determination of the Statement of Residual Cash and the adjustments to the Purchase Price contemplated hereby during normal business hours and upon reasonable request, provided that such access shall not unreasonably disrupt the personnel and operations of the Purchaser or any of its Subsidiaries, (ii) provide Seller, within twenty (20) days after the Closing Date, with normal month-end closing financial information relevant to the determination of the Statement of Residual Cash and the adjustments to the Purchase Price contemplated hereby for the period ending on the Closing Date, and (iii) cooperate fully with Seller and Seller's authorized representatives, including by providing on a timely basis all information necessary or useful in verifying the Statement of Residual Cash.

        (c) After receipt of the Statement of Residual Cash, together with the workpapers used in the preparation thereof, Seller shall have Thirty (30) days to review the Statement of Residual Cash and such workpapers. Unless Seller delivers written notice to Purchaser on or prior to the 30th day after Seller's receipt of the Statement of Residual Cash specifying that it objects to any of the items contained therein, along with a detailed description of the reason for such objection, Seller shall be deemed to have accepted and agreed to the items listed on the Statement of Residual Cash. If Seller so notifies Purchaser of its objection to the preparation of the Statement of Residual Cash, Purchaser and Seller shall, within thirty (30) days (or such longer period as the parties may agree) following such notice (the "Closing Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

        (d) If, at the conclusion of the Closing Resolution Period, any amounts remain in dispute then such amounts shall be submitted to a firm of nationally recognized independent public accountants (the "Neutral Auditors") selected by the President of the American Institute of Certified Public Accountants . The Neutral Auditors shall not have had a material relationship with Seller, Purchaser, Guarantor or any of their respective Affiliates or Subsidiaries within the past two (2) years. Each party hereto, agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter, including customary indemnities. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne pro rata as between Seller on the one hand and Purchaser on the other, in inverse proportion to the allocation of the Dollar amount of the amounts remaining in dispute between Purchaser and Seller made by the Neutral Auditors such that the prevailing party pays the lesser proportion of the fees and expenses. The Neutral Auditors shall act as an arbitrator to determine, based solely on the provisions of this Section 2.4 and the presentations by Purchaser and Seller, and not by independent review, only those issues still in dispute and only as to whether such amounts were arrived at in conformity with this
Section 2.4. Such arbitration shall take place in New Haven, Connecticut. The Neutral Auditors will be instructed that their determination of the amount of each disputed item may not exceed the higher of Seller's position or Purchaser's position nor be lower than the lesser of Seller's position or Purchaser's position with respect to each such item. The Neutral Auditors' determination shall be made within thirty (30) days of their selection, shall be set forth in a written statement delivered to Seller and Purchaser and shall be final, binding and conclusive.

                                  ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date, as follows:

        3.1 Organization and Qualification. Seller and each of its Subsidiaries is duly organized, and validly existing under the laws of its jurisdiction of organization and has full corporate power and authority to own and lease its properties and to conduct the businesses in which it is now engaged.

        3.2 Authority. The execution and delivery of this Agreement by Seller, the performance by Seller of its covenants and agreements hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and will constitute a valid and legally binding obligation of Seller upon the approval of the Bankruptcy Court, enforceable against Seller in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors' rights generally, and by legal and equitable limitations on the availability of specific remedies.

        3.3 No Legal Bar; Conflicts. Subject to obtaining approval of the Bankruptcy Court and except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, (a) violates any provision of the certificate of incorporation or by-laws of Seller or any Regulation, except for violations of Regulations which would not, individually or in the aggregate, have a Seller Material Adverse Effect or (b) conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any Lien pursuant to the terms of any Acquired Agreement except in each case, for conflicts, breaches, or defaults which would not, individually or in the aggregate, have a Seller Material Adverse Effect.

        3.4 Consents and Approvals. Except for the approval of the Bankruptcy Court and except as set forth on Schedule 3.4, (a) no consents, approvals or authorizations of, or filings with, any Authority are required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (other than those consents, approvals, authorizations or filings, which if not obtained, will not result in a Seller Material Adverse Effect), and (b) no consents or approvals are required in order to prevent a breach of, or a default under any Acquired Agreements, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (other than those consents or approvals which if not obtained will not result in a Seller Material Adverse Effect).

        3.5 Financial Statements; Investments. The pro forma statement attached as Schedule 3.5 (the "Pro Forma Statement") is true and correct in all material respects and has been prepared in accordance with GAAP, except as set forth in Seller's Policies. The Pro Forma Statement fully and fairly presents information presented therein as at April 30, 2001. Neither Seller nor any of its Subsidiaries has any investments with a term to maturity greater than three(3) months.

        3.6 Absence of Certain Changes. Since April 30, 2001, there has been no termination of or cancellation of and no material change or modification in any of Seller's or its Subsidiaries' relationships with the Primary Resellers.

        3.7 Real Property Owned or Leased. Neither Seller nor any of its Subsidiaries owns any real property. A list and description of all real property leased to or by Seller or any of its Subsidiaries or in which Seller or any of its Subsidiaries has any other interest is set forth in Schedule 3.7. The Real Property Leases are valid and effective in accordance with their respective terms, and there are no existing defaults or events of default, or events which with notice or lapse of time or both would constitute defaults, thereunder on the part of Seller except (i) as set forth in Schedule 3.7, (ii) defaults as a result of Seller's filing of the Chapter 11 Case or compliance with the Bankruptcy Code or an Order of the Bankruptcy Court, or (iii) for such defaults or events of default that would not, individually or in the aggregate, have a Seller Material Adverse Effect. Seller does not have any knowledge of any default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any other party in the performance of any obligation to be performed or paid by such other party under any Real Property Lease except (i) as set forth in Schedule 3.7, (ii) defaults as a result of Seller's filing of the Chapter 11 Case or compliance with the Bankruptcy Code or an Order of the Bankruptcy Court, or
(iii) for such defaults or events of default that would not, individually or in the aggregate, have a Seller Material Adverse Effect.

        3.8 Title to Acquired Assets. Except as set forth on Schedule 3.8, Seller and its Subsidiaries have good and marketable title to the Acquired Assets and immediately prior to the Closing, Seller will have good and marketable title to the Acquired Assets, in each case free and clear of all Liens except for such Liens that arise in the ordinary course of business and do not materially affect the properties and assets of Seller or which will not be released pursuant to the 365 Order. Subject to obtaining Bankruptcy Court approval, Seller has the right, power and authority to sell and transfer the Acquired Assets to the Purchaser, and upon such transfer the Purchaser will acquire good and marketable title to the Acquired Assets, free and clear of all Liens to the extent provided in any Order issued by the Bankruptcy Court.

        3.9 Compliance with Law. To the knowledge of Seller, Seller and its Subsidiaries are not in default under any, and have complied with, all Regulations relating to the Business or the Acquired Assets.

        3.10 Licenses. Except as set forth on Schedule 3.10, neither Seller nor any of its Subsidiaries produces or distributes any product or performs any service under a license granted by another entity (other than non-material standard desktop application available through or in consumer retail stores or the Internet pursuant to third person "shrink wrap" or "click through" licenses).

        3.11 Accounts Receivable. The Accounts Receivable are in their entirety valid accounts receivable, arising in the ordinary course of business. Seller makes no representation or warranty, express or implied, regarding the collectibility of any of the Accounts Receivable.

        3.12 Contractual and Other Obligations. To the knowledge of Seller, there are no Contracts, other than Contracts set out in the Disclosure Schedules, that are material to the Business being acquired by Purchaser to which Seller or any of its Subsidiaries is a party or by which Seller or any of its Subsidiaries or any of the Acquired Assets are bound. Except as set out on the Disclosure Schedules, there are no side letters or other documents (other than amendments or statements of work entered into the ordinary course of business) amending any of the terms of the Acquired Agreements. Except for defaults that would not have a Seller Material Adverse Effect or defaults caused by Seller's filing of the Chapter 11 Case or compliance with the Bankruptcy Code or an Order of the Bankruptcy Court, neither Seller nor any of its Subsidiaries is in default in the performance of any covenant or condition under any Acquired Agreement and no claim of such default has been made and no event has occurred which with the giving of notice or the lapse of time would constitute a default under any covenant or condition under any such Acquired Agreement. Seller has provided to Purchaser originals or true, correct and complete copies of all active Customer Contracts, all other Acquired Agreements that are not Customer Contracts and all side letters or other agreements amending the material terms of any active Customer Contract. Seller has made available to Purchaser at Seller's offices originals or true, correct and complete copies of all other Customer Contracts. As used in this Section 3.12, "active Customer Contracts" means any Customer Contract with a customer participating in Seller's extended software maintenance program or having an ongoing consulting service engagement.

        3.13 Compensation. Seller has provided Purchaser with a list of all Contracts between Seller and the employees thereof with regard to compensation (including payments due on termination of employment), whether individually or collectively, and a list of all employees of Seller and their respective positions, job categories and salaries. Seller has not informed any employee or independent contractor providing services to Seller that such person will receive any increase in compensation or benefits or any ownership interest in either Seller or the Business.

        3.14 Employee Benefit Plans. Except as set forth in Schedule 3.14, Seller and its Subsidiaries do not maintain or sponsor, nor are they required to make contributions to, any pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plan.

        3.15 Labor Relations. No union or collective bargaining unit or other labor organization has ever been certified or recognized by Seller or any of its Subsidiaries as the representative of any of the employees of Seller or such Subsidiaries.

        3.16 Patents, Trademarks, etc.
             ------------------------

        (a) Intellectual Property Rights. Set forth in Schedule 3.16(a) is a list and brief description (including reference to whether Seller owns or has a valid right to use the right), including all registrations and applications for registration, of all of the material patents, registered and common law trademarks, service marks, tradenames, copyrights, licenses and other similar rights of Seller used in connection with the Business. Except as set forth on
Schedule 3.16(a), Seller owns all right, title and interest in and to, or has a valid right to use, all such proprietary rights, free and clear of all Liens, and has not taken any action or failed to take any action that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of such proprietary rights. To the knowledge of Seller, the proprietary rights listed are all such rights materially necessary to the conduct of the Business. Following the transfer contemplated by this Agreement, Seller will have no right, title or interest in, or right to use, any of such proprietary rights, except for the corporate names of Seller and its Subsidiaries which will be liquidated as soon as practicable after the Closing Date.

        (b) Software. Set forth in Schedule 3.16(b) is a list and brief description of all software (other than non-material standard desktop applications available through or in consumer retail stores or the Internet pursuant to third person "shrink wrap" or "click through" licenses) developed or used by Seller in the Business, or materially necessary to the conduct of the Business ("Software") (with such schedule including reference to whether Seller owns the Software or has a valid right to use the Software). Except as set forth on Schedule 3.16(b), Seller owns or has a valid right to use all Intellectual Property rights in, covering, or used, exercised or embodied in or by, the Software. Except as may be set forth in Schedule 3.16(b), all Software and products incorporating such Software that Seller has distributed to another Person (whether alpha, beta or other versions or form, and whether for evaluation, testing purposes or otherwise), that have been designed by Seller for commercial distribution, or that have been used by Seller in connection with the performance of data processing or other services, perform in all material respects, free of significant bugs or programming errors, each of the functions described in any published specifications or end-user documentation. Seller has taken reasonable actions customary in the software industry to document the Software and its operation, such that the Software, including the source code and documentation, have been written in a manner so that it may be understood, modified and maintained by competent programmers. Except as may be set forth in
Schedule 3.16(b), there are no outstanding claims or, to the knowledge of Seller, any threatened disputes or disagreements with respect to Seller's Intellectual Property rights in the Software.

        (c) Claims. Except as set forth in Schedule 3.16(c), no adverse claims have been made against Seller or its Subsidiaries and no dispute has arisen to which Seller or any of its

Subsidiaries is a party with respect to any of the said proprietary rights described in this Section 3.16; and, to the knowledge of Seller, the operations of the Business, the use by Seller of such proprietary rights and the use by customers of Software and other products, processes and technology sold by Seller, do not involve infringement or claimed infringement of any patent, trademark, service mark, tradename, copyright, license or similar right.

        (d) Employee Agreements. All current employees of Seller have entered into confidentiality, invention assignment and proprietary information agreements with Seller, and copies of those agreements have been provided to Purchaser.

         (e) Disabling Codes and Contaminants. All of the Software is free of any disabling codes or instructions (a "Disabling Code"), and any virus or other intentionally created, undocumented contaminant (a "Contaminant"), that may, or may be used to, access, modify, delete, damage or disable the Software or any software system with which the Software is used or that may result in damage to the Software or to any software or system with which the Software is used. The components obtained from Third Party suppliers are, to the knowledge of Seller, free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any of the Software or that might result in damage to the Software. Seller has taken reasonable steps and implemented reasonable procedures (based on standard industry practices) to ensure that the Software is free from Disabling Codes and Contaminants.

        (f) Escrow Arrangements. Other than as set forth in Schedule 1.1(l), neither Seller nor any of its Subsidiaries is a party to any Escrow Agreements. No event has occurred that would entitle any Third Party Licensee to the release of the Intellectual Property relating to EDGE or Telemar Software under any Escrow Agreement, except events that have been cured by the filing of the required notices by Seller under the Chapter 11 Case. There are no outstanding requests or claims or to the knowledge of Seller, threatened claims on any grounds to secure the release of any Intellectual Property from an Escrow Account under any Escrow Agreement. Furthermore, there has been no release from the Escrow Accounts under any Escrow Agreement to any Person. Except as set forth on Schedule 3.16(f), the assignment by any of Seller's Subsidiaries to Seller and by Seller to Purchaser of any Contract or any other asset does not entitle any Third Party Licensee to the release of any Intellectual Property relating to EDGE or Telemar Software from an Escrow Account under any Escrow Agreement.

        3.17 Location of Business and Acquired Assets. Set forth in Schedule
3.17 is each location (specifying state, county and city) where Seller or any of its Subsidiaries (specifying which entity) (i) has a place of business, (ii) owns or leases real property and (iii) owns or leases any other property, including inventory, equipment and furniture.

        3.18 Brokers. Except for Covington Associates, no Person is entitled to any brokerage, financial advisory, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller that would be payable by Seller or Purchaser.

                                  ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser and Guarantor, jointly and severally, represent and warrant to Seller as follows:

        4.1 Due Incorporation, Corporate Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Ohio and has full power and authority to enter into and consummate the transactions contemplated under this Agreement. Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full power and authority to enter into and consummate the transactions contemplated under this Agreement.

        4.2 Authorization; Enforceability. The execution and delivery of this Agreement by Purchaser and Guarantor, the performance by Purchaser and Guarantor of their respective covenants and agreements hereunder and the consummation by Purchaser and Guarantor of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser and Guarantor. This Agreement has been duly executed and delivered by Purchaser and Guarantor and constitutes a valid and legally binding obligation of Purchaser and Guarantor, enforceable against Purchaser and Guarantor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors' rights generally, and by legal and equitable limitations on the availability of specific remedies. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the Certificate of Incorporation, charter documents or by-laws of Purchaser or Guarantor or any Regulation.

        4.3 Consents. No consents, approvals or authorizations of, or filings with any Authority or any other Person are required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

        4.4 Financing. Purchaser has financing available sufficient to consummate the transactions contemplated hereby.

        4.5 Brokers. No Person is entitled to any brokerage, financial advisory, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or Guarantor that would be payable by Purchaser, Guarantor or Seller.

                                   ARTICLE V.

                               COVENANTS OF SELLER

        5.1 Implementing Agreement. Seller agrees that from the date hereof to the Closing Date, it will use its commercially reasonable efforts to fulfill its obligations under the terms of this Agreement, subject to approval of the Bankruptcy Court.

        5.2 Access to Information. Seller agrees that from the date hereof to the Closing Date, Seller shall give Purchaser and any of Purchaser's representatives reasonable access during normal business hours to all of the facilities, properties, books, Contracts and records of Seller relating to the Acquired Assets, provided, however, that Purchaser shall not have access to the following materials: (i) attorney-client privileged information; (ii) information relating to any matter which is the subject of pending or threatened litigation, other than pending or threatened litigation relating to any Acquired Asset; (iii) minutes of meetings occurring prior to July 24, 2000 of the Board of Directors of Seller or any of its Subsidiaries or any committee thereof; or
(iv) portions of minutes of meetings of the Board of Directors of Seller or any of its Subsidiaries or any committee thereof related to the sale of Seller's assets or business to a party other than Purchaser (the "Excluded Information"). Seller agrees to make Seller's officers and employees available to Purchaser as Purchaser shall from time to time reasonably request upon prior notice and Purchaser and its representatives will be promptly furnished all information concerning the Acquired Assets which Purchaser requests (other than the Excluded Information).

        5.3 Preservation of Business. From the date hereof until the Closing Date (subject to the requirements of the Bankruptcy Code and applicable rules), Seller shall use commercially reasonable efforts to conduct the Business in the ordinary and usual course of business, consistent with past practice and consistent with any order of the Bankruptcy Court, and shall use commercially reasonable efforts to preserve intact the present business organization and personnel of Seller, preserve the Goodwill and business relationships of Seller with other Persons material to the operation of Seller, and shall not take or intentionally fail to take any action which would cause any of the representations or warranties of Seller contained herein to become inaccurate or any of the covenants of Seller to be breached. Without limiting the generality of the foregoing, except as contemplated by this Agreement, prior to the Closing, Seller will not, without the prior consent of Purchaser:

        (a) except to the extent ordered by the Bankruptcy Court, make any material modification or cancellation to the Acquired Agreements;

        (b) sell, transfer, convey, assign or otherwise dispose of any of the Acquired Assets;

        (c) enter into any Contract relating to compensation or benefits with any Person, or materially modify any compensation amounts or levels of any officer, director or salaried employee;

        (d) except as set forth in Schedule 5.3(d) and except in the ordinary course and consistent with past practice, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan and arrangement or enter into any Contract to do any of the foregoing; or

        (e) lease, sublease or encumber any of the Acquired Assets (including Intellectual Property), other than licenses granted in the ordinary course of business.

        5.4 Books and Records. Seller agrees that from the date hereof to the Closing Date, Seller shall maintain its books, accounts and records relating to the Business in the manner it has maintained them since April 30, 2001 and in conformity with the applicable requirements of the Bankruptcy Court.

        5.5 Consents and Approvals. Seller shall use commercially reasonable efforts to make all filings, and obtain the consents, approvals and authorizations set forth on Schedule 3.4 prior to the Closing Date. In the event that any such filings, consents, approvals or authorizations are not obtainable on or before the Closing, Seller shall continue to use such commercially reasonable efforts in cooperation with Purchaser for a period of nine (9) months after the Closing to obtain all such filings, consents, approvals or authorizations.

        5.6 Maintenance of Insurance. Seller shall continue to carry its existing property insurance through the close of business on the Closing Date.

        5.7 Compliance with Laws. Seller shall comply in all respects with all Regulations applicable to the Acquired Assets and Assumed Obligations, including the transfer of the Acquired Assets and Assumed Obligations pursuant to this Agreement, except where (i) compliance is excused by the Bankruptcy Code or other applicable law or (ii) the failure to comply would not result in a Seller Material Adverse Effect.

        5.8 Bankruptcy Actions.
            ------------------

        (a) Within five (5) Business Days after the date hereof (the "Sale Procedures Motion Date"), Seller will file with the Bankruptcy Court a motion, supporting papers and, in the form attached hereto as Exhibit G, a form of Order (the "Sale Procedures Order"), and in connection therewith shall use commercially reasonable efforts to obtain entry of the Sales Procedures Order by the Bankruptcy Court immediately after the Sales Procedures Motion Date, or the next available Bankruptcy Court date thereafter (the "Sale Procedures Approval Date") approving the terms of Articles VII and XI of this Agreement and Seller's observance and performance of such terms during the pendency of the Chapter 11 Case. The proposed Sale Procedures Order approving the aforementioned items shall be reasonably acceptable to Seller and Purchaser and Seller shall use commercially reasonable efforts to schedule a hearing for approval of the 363 Order and the 365 Order on the next Bankruptcy Court date thereafter.

        (b) As promptly as practicable after the date hereof, but in no event later than five (5) Business Days after the date hereof, Seller will file with the Bankruptcy Court a motion seeking approval of the 363 Order and the 365 Order, which motion may be the same motion as contemplated in Section 5.8(a), supporting papers and a form of 363 Order and 365 Order (which may be one order providing for the requested relief under Sections 363 and 365 of the Bankruptcy
Code), seeking the Bankruptcy Court's approval of this Agreement, Seller's performance under this Agreement and the assumption and assignment of the Acquired Agreements related to the Business.

        (c) As promptly as practicable, Seller will provide Purchaser with copies of all motions, applications, and supporting papers prepared by Seller in connection with this Agreement (including forms of Orders and notices to interested parties) prior to the filing thereof in the Chapter 11 Case.

        5.9 Post-Closing Access by Purchaser. Between the Closing Date and the final liquidation of Seller, Seller shall give Purchaser and any of its authorized representatives access, upon reasonable notice and during normal business hours, to all financial records of Seller related to the Business for the period after July 24, 2000; provided, however, Purchaser shall not have access to the Excluded Information.

        5.10 No Solicitation or Negotiation. Except as required or appropriate in its capacity as a debtor-in-possession, and in particular provided in Article VII hereof or as otherwise directed by the Bankruptcy Court, Seller and its advisors (including its directors, officers, employees, representatives, agents, attorneys and accountants) will not solicit an offer from Third Parties relating to the sale or purchase of the Business, and will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Parties conducted heretofore with respect to the foregoing.

        5.11 Bill of Sale Seller shall deliver to Purchaser at the Closing an executed Bill of Sale and an executed Assignment and Assumption Agreement.

        5.12 Trademark, Copyright and Patent Assignments. Seller shall deliver to Purchaser at the Closing all Trademark, copyright and patent assignments, if any, reasonably necessary to assign to Purchaser all registered Trademarks, copyrights and patents included in the Acquired Assets.

        5.13 Other Documents. Seller will furnish to Purchaser at the Closing with such other and further documents and certificates, including certificates of Seller's officers and others, as Purchaser shall reasonably request to evidence compliance by Seller of its conditions set forth in this Agreement.

        5.14 Notice of Developments. Seller will give prompt written notice to Purchaser of any development that would have a Seller Material Adverse Effect or that would affect the ability of Seller to consummate the transactions contemplated by this Agreement.

        5.15 Investments. Prior to the Closing, Seller will not make, and will not permit any of its Subsidiaries to make any investment with a term to maturity greater than three (3) months.

                                  ARTICLE VI.

                             COVENANTS OF PURCHASER

        6.1 Implementing Agreement. Purchaser agrees that from the date hereof to the Closing Date, it will use its commercially reasonable best efforts to fulfill its obligations under the terms of this Agreement.

        6.2 Consents and Approvals. Purchaser shall use its commercially reasonable efforts to obtain all consents and approvals to the performance of its obligations under this Agreement and the transactions contemplated hereby. Purchaser shall make all filings, applications, statements and reports to all authorities which are required to be made prior to the Closing Date by or on behalf of Purchaser or any of its Affiliates pursuant to any applicable Regulation in connection with this Agreement and the transactions contemplated hereby.

        6.3 Assumed Obligations. Subject to Section 1.3 hereof and the consummation of the transactions contemplated by Article X hereof, Purchaser agrees to assume and perform the Assumed Obligations.

        6.4 Assignment and Assumption Agreement. Purchaser and Guarantor shall deliver to Seller at the Closing an executed Assignment and Assumption Agreement.

        6.5 Other Documents. Purchaser will furnish Seller with such other and further documents and certificates, including certificates of Purchaser's officers and others, as Seller shall reasonably request to evidence compliance by Purchaser with its conditions set forth in this Agreement.

        6.6 Payment of Purchase Price. Subject to the consummation of the transactions contemplated by Article X hereof, Purchaser agrees at the Closing
(i) to pay the Purchase Price due at Closing in accordance with Article II and
(ii) to deliver the duly executed Promissory Note in accordance with Article II.

        6.7 Post Closing Access by Seller. Between the Closing Date and the one
(1) year anniversary of the Closing Date, Purchaser shall afford to Seller and its authorized agents and representatives, reasonable use of office space for one individual, and a computer, telephone, copier and file storage. In addition, following the Closing Date, Purchaser shall afford Seller and the Bankruptcy Court and their respective authorized agents and representatives, upon reasonable notice and during normal business hours, access to all books, records and information of or relating to the assets, liabilities, business, operations, personnel and other aspects of Seller and the Business conducted prior to the Closing Date reasonably requested by Seller or the Bankruptcy Court. Subject to applicable laws, Purchaser shall be under no obligation to retain such books, records and information. However, if the liquidation of Seller has not been completed, Purchaser will offer to transfer such books, records and information to Seller before disposing of them. Any use and access provided pursuant to this
Section 6.7 shall be conducted in a manner which does not unreasonably interfere with Purchaser's normal operations and employee relations and use of computer, telephone and copier shall be at the expense of Seller.

                                  ARTICLE VII.

                             RIGHT OF FIRST REFUSAL

        7.1 Acquisition Proposals. A Third Party interested in acquiring the assets of the Business may submit to Seller an Acquisition Proposal in accordance with the provisions of the Sale Procedures Order and this Article
VII. Subject to Bankruptcy Court approval, such Acquisition Proposal must comply with the Sale Procedures Order, which shall provide, among other things, that parties intending to submit Acquisition Proposals must do so prior to the hearing to approve this Agreement (the "363 Hearing"). A Third Party's failure to submit a qualified Acquisition Proposal shall disqualify that Third Party from bidding at any auction for the Acquired Assets and the Assumed Obligations or at the 363 Hearing. Upon receipt of an Acquisition Proposal, Seller will promptly notify Purchaser and indicate in such notice the identity of the offeror and a complete and accurate description of the material terms thereof.

        7.2 Overbid Procedures. At 11:00 AM, Eastern Time, on the date of the 363 Hearing, Purchaser and all Third Parties submitting or intending to submit Acquisition Proposals shall attend an overbid auction to be conducted by Seller at the Bankruptcy Court (the "Overbid Auction"). Purchaser also may attend the Overbid Auction at which it may, in its sole and absolute discretion, improve the terms of this Agreement (a "Topping Offer"). Purchaser and any Third Party submitting an Acquisition Proposal may improve upon their respective offers to Seller at any time prior to the conclusion of the Overbid Auction, in increments of at least $250,000 in consideration. The Overbid Auction shall be deemed concluded in Seller's discretion, and in any event no later than the commencement of the 363 Hearing. Neither Purchaser nor any Third Party shall be entitled to improve their respective Acquisition Proposals after the conclusion of the Overbid Auction without the Bankruptcy Court's express approval.

        7.3 Acceptance of Offers. If upon the conclusion of the Overbid Auction, Purchaser has failed to make a Topping Offer or a Topping Offer which Seller determines, in its sole and absolute discretion, to be equal to or better than any other Acquisition Proposal as may be amended prior to the conclusion of the Overbid Auction (taking into account any Break-up Fee, including expenses), Seller may enter into a definitive agreement with the successful overbidding Third Party, and Purchaser will be entitled to the Break-up Fee, subject to the terms and conditions set forth in Section 11.2 of this Agreement. In the event Seller determines, in its sole and absolute discretion, that the last offer submitted by Purchaser is equal to or better than the last offer submitted by all Third Parties at the Overbid Auction (taking into account any Break-up Fee, including expenses), then within three (3) Business Days following the conclusion of the Overbid Auction, Purchaser and Seller shall enter into an amendment to this Agreement to reflect Seller's acceptance of Purchaser's Topping Offer. If necessary, Purchaser and Seller shall consent to a brief continuance of the 363 Hearing (without any further right of overbidding) in order to complete the documentation of a successful Topping Offer.

        7.4 Alternative Transactions. Notwithstanding anything in this Agreement to the contrary, Seller may only enter into an Alternative Transaction which (i) is in writing, (ii) provides for the acquisition of all or substantially all of the assets of the Business, but in no event less than the Acquired Assets, (iii) is for a consideration of at least $17,250,000, (iv) contains terms and conditions no less favorable to Seller than the terms and conditions contained in this Agreement, and assumes at least the Assumed Obligations, (v) provides for a closing date no later than September 28, 2001 and, (vi) includes evidence satisfactory to Seller, in its sole and absolute discretion, establishing that the Third Party is financially capable of timely performing in the event it is the successful bidder. In addition, prior to disclosing information or otherwise entering into any negotiations with a Third Party, Seller shall require such Third Party to execute a confidentiality agreement typically used in transactions of this nature.

        7.5 Survival. Following the execution of any amendment to this Agreement pursuant to Section 7.3 above, unless specifically amended in such amendments, the provisions of this Article VII shall remain in effect and the receipt by Seller of any other offers, proposals or inquiries relating to any Acquisition Proposal shall be subject to the provisions of this Article VII.

                                 ARTICLE VIII.

                       CONDITIONS PRECEDENT TO OBLIGATIONS
                                  OF PURCHASER

        The obligations of Purchaser under this Agreement are, at the option of Purchaser, subject to satisfaction of the following conditions precedent on or before the Closing Date:

        8.1 Warranties True as of Both Present Date and Closing Date. The representations and warranties of Seller contained herein shall be true and correct in all respects on and as of the date of this Agreement, and shall also be true and correct in all respects (except for such changes as are contemplated by the terms of this Agreement) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except with respect to representations that speak as of an earlier date), except, in either case, where the failure of such representations and warranties to be true and correct would not, in the aggregate, have a Seller Material Adverse Effect.

        8.2 Compliance with Agreements and Covenants. Seller shall, in all respects, have performed all of its obligations and agreements and complied with all of its covenants contained in this Agreement to be performed and complied with by it on or prior to the Closing Date except for such nonperformance or noncompliance as would not, in the aggregate, have a Seller Material Adverse Effect; and Seller shall have delivered to Purchaser a written statement, dated as of the Closing Date, from an authorized officer of Seller as to compliance with Section 8.1 and this Section 8.2.

        8.3 Bankruptcy Conditions.
            ---------------------

        (a) The 363 Order and 365 Order shall have been entered by the Bankruptcy Court in accordance with this Agreement and otherwise reasonably acceptable to Purchaser. Any motion for rehearing or reconsideration of the 363 Order or 365 Order shall have been denied or withdrawn.

        (b) Nothing in this Section 8.3, or any other section of this Agreement, shall preclude Seller or Purchaser from consummating the transactions contemplated herein if Seller and Purchaser, in their sole discretion, jointly waive the requirement that the 363 Order, 365 Order or any other order be final orders. No notice of such waiver of this or any other condition to Closing need be given except to Seller or Purchaser, as explicitly required in this Agreement, it being the intention of the parties hereto that Purchaser shall be entitled to, and is not waiving, the protection of Section 363(m) of the Bankruptcy Code, the mootness doctrine and any similar statute or body of law if the Closing occurs in the absence of final orders.

        8.4 No Seller Material Adverse Effect. All of the Primary Resellers shall have been given proper notice of the 363 Hearing and no objections by any such Primary Reseller(s) to any of the transactions contemplated by this Agreement shall have been sustained by the Bankruptcy Court and there shall have been no termination or cancellation of, and no material change or modification of, any of the Acquired Agreements with the Primary Resellers.

        8.5 Bill of Sale and the Assignment and Assumption Agreement. The Bill of Sale and the Assignment and Assumption Agreement shall have been executed and delivered by Seller to Purchaser and Guarantor (as applicable), and no facts or circumstances shall have arisen which would prevent Seller from being able to fully perform its obligations under the Bill of Sale and under the Assignment and Assumption Agreement.

        8.6 Notices. Seller shall have given proper notice of the 363 Hearing to all parties to any Assumed Obligations under which the consent of such party is required to transfer such Assumed Obligation and to all Persons that are registered as stockholders of Seller as of the date hereof pursuant to procedures approved by the Bankruptcy Court.

                                   ARTICLE IX.

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

        The obligations of Seller under this Agreement are, at the option of Seller, subject to the satisfaction of the following conditions precedent on or before the Closing Date:

        9.1 Warranties True as of Both Present Date and Closing Date. The representations and warranties of Purchaser contained herein shall be true in all respects on and as of the date of this Agreement, and shall also be true in all respects (except for such changes as are contemplated by the terms of this Agreement) on and as of the Closing Date with the same force and effect as though made by Purchaser on and as of the Closing Date, except in either case, where the failure of such representations and warranties to be true and correct would not, in the aggregate, have a Purchaser Material Adverse Effect.

        9.2 Compliance with Agreements and Covenants; Certificate. Purchaser shall, in all respects, have performed all obligations and agreements and complied with all covenants contained in this Agreement, to be performed and complied with by it on or prior to the Closing Date; except for such nonperformance or noncompliance as would not, in the aggregate, have a Purchaser Material Adverse Effect; and Purchaser shall have delivered to Seller a written statement, dated as of the Closing Date, from an authorized officer of Purchaser as to compliance with Section 9.1 and this Section 9.2.

        9.3 Bankruptcy Conditions. The 363 Order and 365 Order shall have been entered by the Bankruptcy Court. Any motion for rehearing or reconsideration of the 363 Order or 365 Order shall have been denied or withdrawn.

        9.4 Assignment and Assumption Agreement. The Assignment and Assumption Agreement shall have been executed and delivered to Seller by Purchaser and Guarantor, and no facts or circumstances shall have risen which would prevent Purchaser or Guarantor from being able to fully perform its obligations under the Assignment and Assumption Agreement.

                                   ARTICLE X.

                                     CLOSING

        10.1 Closing. The Closing shall take place at the offices of Torys, 237 Park Avenue, New York, New York within two (2) Business Days of the later of (a) the satisfaction of the conditions contained in Section 8.3(a) and Section (9.3); and (b) the completion of the transfers contemplated in Section 1.6(a) (the "Closing Date"), or such other place or date as mutually agreed by the parties hereto.

        10.2 Deliveries by Seller. At the Closing, Seller will deliver the following to Purchaser: (a) the Bill of Sale and Assignment and Assumption Agreement; (b) the written statement referred to in Section 8.2; (c) executed trademarks, copyright and patent assignments, if required pursuant to Section 5.12; (d) a receipt for the Purchase Price paid to Seller at the Closing; and
(e) any other documents requested by Purchaser pursuant to Section 5.13. On the Closing Date, Seller shall give control of all Acquired Assets to Purchaser.

        10.3 Deliveries by Purchaser. At the Closing, Purchaser will deliver the following to Seller: (a) the Purchase Price payable to Seller at the Closing pursuant to Section 2.1; (b) the Promissory Note; (c) the Bill of Sale and Assignment and Assumption Agreement; (d) the written statement referred to in
Section 9.2; and (e) any other document requested by Seller pursuant to Section 6.5.

                                   ARTICLE XI.

                                   TERMINATION

        11.1 Termination. This Agreement may be terminated at any time on or prior to the Closing Date: (a) by the written agreement of Purchaser and Seller;
(b) by either Purchaser or Seller if there shall be in effect a final nonappealable Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; (c) by Seller (provided that Seller is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by Purchaser, which breach shall have a Purchaser Material Adverse Effect, and Seller has not waived such failure of satisfaction; (d) by Purchaser (provided that Purchaser is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement by Seller, which breach shall have a Seller Material Adverse Effect, and Purchaser has not waived such failure of satisfaction; (e) by Seller (provided that Seller is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements set forth in this Agreement by Purchaser, which breach shall have a Purchaser Material Adverse Effect, and Seller has not waived such failure or satisfaction; (f) by

Purchaser (provided that Purchaser is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements set forth in this Agreement by Seller, which breach shall have a Seller Material Adverse Effect, and Purchaser has not waived such failure of satisfaction; (g) by Purchaser or Seller, if the Bankruptcy Court has not entered the Sale Procedures Order within ten (10) Business Days after the Sales Procedures Motion Date or the next available Bankruptcy Court date thereafter; (h) by Purchaser or Seller, if the 363 Order has not been entered within thirty (30) Business Days after the Sales Procedures Motion Date or the next available Bankruptcy Court date thereafter;
(i) by Purchaser or Seller, if the Closing Date shall not have occurred on or prior to ten (10) Business Days after receipt of the 363 Order, or such later date as may be mutually approved in writing by Purchaser and Seller; (j) by Purchaser or Seller, if a qualified Acquisition Proposal (as provided in the Sale Procedures Order) has been timely submitted and Purchaser (x) has not delivered a Topping Offer to Seller at any time prior to the deadline set forth in the Sale Procedures Order or (y) has delivered a Topping Offer to Seller at any time prior to the deadline set forth in the Sale Procedures Order which the Bankruptcy Court has determined not to be equal to or better than all Acquisition Proposals; or (k) by Purchaser, if the Bankruptcy Court fails to approve the Break-up Fee as part of the Sale Procedures Order.

        11.2 Break-up Fee. In the event that (a) this Agreement is terminated pursuant to Section 11.1(j) and (b)the transaction contemplated in Section 11.1(j) is consummated, then Seller shall pay, or direct the appropriate Third-Party to pay, to Purchaser promptly, but in no event more than five (5) Business Days following the date of the closing of the transaction contemplated by Section 11.1(j), by wire transfer of immediately available funds, to such account as Purchaser shall designate, the Break-up Fee and, notwithstanding any provision hererof to the contrary, Seller shall have no further obligations to Purchaser under this Agreement. Payment of any fees and expenses paid pursuant to this Section 11.2 is conditioned on approval by the Bankruptcy Court as part of the Sale Procedures Order. In the event that this Agreement is terminated pursuant to Section 11.1(j) and the transaction contemplated by Section 11.1(j) is not consummated on or prior to September 28, 2001, Seller agrees to close, subject to Bankruptcy Court approval, the transaction contemplated by this Agreement with Purchaser in accordance with the terms of this Agreement.

        11.3 Effect of Termination. If this Agreement is terminated in accordance with Section 11.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become of no further force and effect, except (i) for the provisions of Articles VII and XII and this Article XI and
(ii) except as provided in Section 11.2, that the termination of this Agreement for any cause shall not relieve any party hereto from any liability which at the time of termination had already accrued to any other party hereto or which thereafter may accrue in respect of any act or omission of such party prior to such termination.

                                  ARTICLE XII.

                      SURVIVAL AND REMEDY; INDEMNIFICATION

        12.1 Survival. All of the terms and conditions, together with the warranties, representations, agreements and covenants contained in this Agreement shall survive the execution of this Agreement and the Closing, notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto until the nine
(9) month anniversary of the Closing Date, except for representations, warranties and related indemnities for which an indemnification claim shall be pending as of the end of the applicable period referred to above, in which event such indemnities shall survive with respect to such indemnification claim until the final disposition thereof,

        12.2 Indemnification by Seller. Seller agrees to indemnify Purchaser, and Purchaser Indemnitees against, and agrees to hold it and them harmless from, any and all Losses incurred or suffered by Purchaser or any of Purchaser Indemnitees (or any combination thereof) arising out of any of the following:
(a) any breach of or any inaccuracy in any representation or warranty made by Seller pursuant to this Agreement, (b) any breach of or failure by Seller to perform any covenant or obligation of Seller set out in this Agreement, (c) any of the Excluded Assets; (d) any failure by Seller to comply with its obligation to inform and consult as described in Section 1.5(c)(i); (e) any act or omission done or omitted to be done by Seller or its Subsidiaries prior to the Closing Date in relation to any U.K. Employees or Australian Employees which is deemed to be an act or omission of Purchaser; (f) any claim or other legal recourse by any U.K. Employees or Australian Employees in respect of any act or omission done or omitted to be done by Seller or its Subsidiaries in relation to such employees prior to the Closing Date; and (g) any Unassumed Liabilities (collectively, the "Purchaser Indemnifiable Damages").

        12.3 Indemnification by Purchaser. Purchaser agrees to indemnify Seller and Seller Indemnitees against, and agrees to hold it and them harmless from, any and all Losses incurred or suffered by Seller or any of Seller Indemnitees (or any combination thereof) arising out of any of the following: (a) any breach of or any inaccuracy in any representation or warranty made by Purchaser pursuant to this Agreement, (b) any breach of or failure by Purchaser to perform any covenant or obligation of Purchaser set out in this Agreement, including the failure to pay, perform or discharge when due any Assumed Obligations, (c) any Losses relating to the ownership of the Acquired Assets and the conduct of the Business after the Closing Date, (d) any Losses or liabilities incurred by Seller due to Purchaser's breach of the Assumed Obligations, (e) any U.K. Employee Claims or Australian Employee Claims, and (f) any Value Added Tax (collectively, the "Seller Indemnifiable Damages").

        12.4 Indemnity Limits.
             ----------------

        (a) General Deductible. Purchaser shall not be entitled to any indemnity hereunder until the cumulative amount of the Purchaser Indemnifiable Damages for which Purchaser may be entitled to indemnity hereunder exceeds $165,000 in the aggregate, whereupon the entire amount of such Purchaser Indemnifiable Damages shall be recoverable under this Article XII. Seller shall not be entitled to any indemnity hereunder until the cumulative amount of Seller Indemnifiable Damages for which Seller may be entitled to indemnity hereunder exceeds $165,000 in the aggregate, whereupon the entire amount of such Seller Indemnifiable Damages shall be recoverable under this Article XII.

        (b) Maximum Liability. Purchaser shall not be entitled to indemnity for any Purchaser Indemnifiable Damages (individually or in the aggregate) in excess of $1,650,000. Seller shall not be entitled to indemnity for any Seller Indemnifiable Damages (individually or in the aggregate) in excess of $1,650,000.

        (c) Insurance Proceeds. Indemnification claims shall be reduced, by and to the extent, that an Indemnitee shall actually receive proceeds under insurance policies, or similar arrangements specifically as a result of, and in compensation for, the subject matter of an indemnification claim by such Indemnitee.

        (d) Indemnity as Sole Remedy. The sole remedy of the parties hereto for a misrepresentation or breach of warranty, covenant or agreement contained in this Agreement shall be a claim for indemnity under this Article XII, provided, however, that nothing contained herein shall in any way limit the right of any party hereto to seek any statutory, equitable or common law remedy, including, without limitation, specific performance (a) in the event that the covenants to be performed after the Closing Date are not performed in accordance with their terms or (b) for causes of action based on tortuous or fraudulent activity.

        12.5 Right to Offset. Purchaser's sole and exclusive remedy with respect to any Purchaser Indemnifiable Damages is to offset such amounts against payments due to Seller under the Promissory Note pursuant to Section 2.1(b)(ii); provided, however, that Purchaser's right to offset shall be limited by the provisions of Section 12.4 and shall require the approval of the Bankruptcy Court.

        12.6 Third-Party Claims. Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification pursuant to this Article XII relating to or arising out of Claims, actions or omissions by Authorities, or other Third Parties ("Third Party Claims"). Promptly after receipt by the party seeking indemnification hereunder (hereinafter the "Indemnitee") of notice of the commencement of any action or the assertion of any Third Party Claim (whether by legal process or otherwise), against which Third Party Claim, a party under Sections 12.2 and/or 12.3 (hereinafter the "Indemnitor") that is, or may be, required under this Agreement to indemnify such Indemnitee, the Indemnitee will, if a claim thereon is to be, or may be, made against the Indemnitor pursuant to this Article XII, notify the Indemnitor in writing of the commencement or assertion thereof and give the Indemnitor a copy of such claim, process and all legal pleadings and other written evidence thereof. The Indemnitor shall have, in all instances the right to participate in the defense of such action with counsel of reputable standing. The Indemnitor shall have the right to assume the defense of such action unless such action (a) may result in Orders, injunctions or other equitable remedies in respect of the Indemnitee or its business; or (b) may result in liabilities which, taken with other then existing Claims under this Article XII, would not be fully indemnified hereunder. The Indemnitor shall have ten (10) days, after receipt of notice of such claim, process, legal proceeding and other written notice, to assume defense thereof. If the Indemnitor does assume such defense, it will, within such ten (10) days, so notify the Indemnitee. If the Indemnitor does not assume such defense and so notify the Indemnitee, or if the Indemnitor is barred from assuming such defense pursuant to this Section 12.6, then the Indemnitee shall assume such defense, subject to the participation of the Indemnitor, as provided in this Section 12.6, and the

Indemnitee's reasonable fees and expenses (including reasonable fees and expenses of counsel) in connection with such defense will be borne by the Indemnitor. In any case, the Indemnitor and Indemnitee shall cooperate and assist each other in such defense, and shall make available to the other all records, documents and information (written or otherwise) relevant to such defense. If the Indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the Indemnitor has agreed to indemnify the Indemnitee under this Agreement, the Indemnitor shall promptly reimburse the Indemnitee in an amount equal to the amount of such payment plus all reasonable expenses (including reasonable legal fees and expenses) incurred by such Indemnitee in connection with such obligation or liability, subject to this Article XII. Prior to paying any claim against which an Indemnitor is, or may be, obligated under this Agreement to indemnify an Indemnitee, the Indemnitee must first supply the Indemnitor with a copy of a final court order, or evidence of assessment of Taxes or a similar final action by a Taxing authority, holding the Indemnitee liable on such Claim or failing such judgment or decree, must first receive the written approval of the terms and conditions of such settlement from the Indemnitor. An Indemnitor or Indemnitee shall have the authority to settle or compromise any Claim for which it has assumed or conducted the defense pursuant to this Section 12.6 subject to the approval of the party that has not assumed or conducted the defense, which consent shall not be unreasonably withheld or delayed; provided that an Indemnitor shall not settle or compromise any such Claim if such settlement or compromise would result in an Order, injunction or other equitable remedy in respect of the Indemnitee or its business, or would result in liabilities which, taken together with other existing claims under this Article XII, would not be fully indemnified hereunder, in each case, without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld. Subject to the requirements of the Bankruptcy Court, an Indemnitee shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the expense of the Indemnitee, unless (x) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such action or claim or (y) the Indemnitor shall not have assumed the defense, or shall be barred from assuming the defense, of such action or Claim pursuant to this Section 12.6, or
(z) such Indemnitee shall have reasonably concluded based upon the legal advice of counsel that there may be defenses available to it which are contrary to, or inconsistent with, those available to the Indemnitor, in any of which events such fees and expenses of not more than one additional counsel for the indemnified parties shall be borne by the Indemnitor.

        12.7 Determination of Indemnification Amount. In the event that any Indemnitee believes that it is entitled to claim indemnification from an Indemnitor under this Article XII, the Indemnitee shall notify the Indemnitor of such claim, the amount or estimated amount thereof and the basis for such claim (which will be described in reasonable detail). The Indemnitor, on the one hand, and Purchaser or Seller, as the case may be, which is not the Indemnitor, on the other hand, will proceed, in good faith, and using reasonable efforts, to agree on the amount of such indemnification claim. If they are unable to agree on the amount of such indemnification claim within thirty (30) days after such notice,
(a) if such indemnification claim arises out of a claim by an Authority or Third Party of the type referred to in Section 12.6, then the amount of such indemnification claim will be determined pursuant to a final judgment or settlement or compromise pursuant to Section 12.6, or (b) if such indemnification claim does not arise out of such a Third Party Claim, then the indemnification claim will be submitted to the Bankruptcy

Court for resolution. The determination of the amount of any indemnification claim pursuant to this Section 12.7 will be final, binding and conclusive, and, subject to the provisions of Section 12.5, the Indemnitee, upon final determination of the amount of the indemnification claim, will be paid by the Indemnitor, within ten (10) days of such final determination, the full amount, in cash, of such indemnification claim, as finally determined, and will be entitled to apply to any court or authority of competent jurisdiction to enforce such payment (the reasonable fees and expenses of such enforcement, if necessary, to be borne by the Indemnitor). In addition, if the Indemnitor does not pay in full the indemnification claim, within ten (10) days, as aforesaid, the amount of the indemnification claim, as finally determined, will be increased to include accrued interest thereon from the date payment is due until the date full payment is received equal to the "prime" rate announced from time to time by JP Morgan Chase, until the date Indemnitee receives the full indemnification amount.

                                  ARTICLE XIII.

                                  MISCELLANEOUS

        13.1 Expenses. Each party hereto shall bear its own expenses with respect to this transaction, including all sales, use, stamp, transfer, service, recording, real estate and like Taxes or fees, if any, imposed by any authority, required to be paid by any party hereto in connection with the transfer of the Acquired Assets. Seller shall bear all expenses with respect to the transfer of Acquired Assets from Subsidiaries of Seller to Seller as contemplated by Section
1.6 ("Subsidiary Transfer Expenses"). Seller and Purchaser believe that the sale and purchase of the Acquired Assets located in the United Kingdom pursuant to the provisions of this Agreement is a transaction within Article 5 of the U.K. Value Added Tax (Special Provisions) Order 1992 and consequently not subject to value added tax, but, if called upon to do so, Purchaser undertakes to pay to Seller forthwith on presentation of a value added tax invoice any amounts found to be due in respect of value added tax on the Acquired Assets passing to Purchaser under this Agreement (the "Value Added Tax").

        13.2 Amendment; Supplemental Disclosure. This Agreement may be amended, modified or supplemented but only in writing signed by all of the parties hereto. Seller shall have the right from time to time prior to the Closing Date to supplement the Disclosure Schedules with respect to any matter hereafter arising which, if existing or known as of the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule; provided, that such updated disclosure will not (i) modify or otherwise affect the Assumed Obligations, except in accordance with this Agreement; or (ii) have a Seller Material Adverse Effect.

        13.3 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person, (ii) on the date of facsimile transmission if sent by transmission (provided that a copy of such transmission is simultaneously deposited in the manner provided in clause (iii) below) or (iii) five (5) Business Days after being deposited in the mail, certified or registered, postage prepaid:

        If to Seller, addressed as follows:

               Information Management Associates Inc.
               639 Research Parkway
               Meriden, CT  06450
               Facsimile:  (203) 630-7091

        with copies to:

               Paul, Hastings, Janofsky & Walker LLP
               399 Park Avenue, 31st Floor
               New York, NY  10022
               Attention: Thomas L. Fairfield, Esq.
                          John J. Altorelli, Esq.
               Facsimile:  (212) 319-4090

        and to:

               Zeisler & Zeisler, P.C.
               558 Clinton Avenue
               Bridgeport, CT  06605-0186
               Attention: James Berman
               Facsimile:  (203) 367-9678

        If to Purchaser and/or Guarantor, addressed as follows:

               AIT (USA), Inc.
               1111 Superior Avenue, #1225
               Cleveland, Ohio  44114
               Attention: Geoff Wingar
               Facsimile:  (216) 623-4310

        with copies to:

               AIT Group plc
               The Smith Centre
               Fairmile
               Henley-on-Thames
               Oxfordshire RG9 6AB
               United Kingdom
               Attention: Tom Crawford
               Facsimile: 44-0-1491-416763

        and to:

               Hugh James Ford Simey
               Arlbee House

               Grey Friars Road
               Cardiff, Wales CF10 3QB
               Attention:  William D. Snowdon
               Facsimile:  44-2920-388-222

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

        13.4 Public Announcements. Prior to the Closing Date, without the prior written approval of the Purchaser or Seller, as the case may be, which approval shall not be unreasonably withheld and shall be given or withheld promptly, no party hereto will issue, or permit any agent or affiliate of it to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements with respect to this Agreement and the transactions contemplated hereby, except as contemplated by this Agreement or where such release or statement is required by law, including pursuant to the Bankruptcy Code or as ordered by the Bankruptcy Court, or under the rules and regulations of any national stock exchange on which the shares of such party are listed. In each case to which such exception applies, the releasing party will allow the other parties to comment on such release or statement prior to releasing or make the same.

        13.5 Effect of Investigations. Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Purchaser shall not limit, qualify, modify or amend the representations, warranties and covenants of, and indemnities by, Seller made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by Purchaser.

        13.6 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party hereto of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

        13.7 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more of the parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes as of the date first written above. At the request of a party hereto, the other parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

        13.8 Headings. The headings preceding the text of Articles and Sections of this Agreement and the Schedules thereto are for convenience only and shall not be deemed part of this Agreement.

        13.9 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH JURISDICTION WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

        13.10 Binding Nature; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other parties; except, that (i) Purchaser may assign any of its rights hereunder to any Affiliate or wholly-owned Subsidiaries, (ii) Purchaser may grant a security interest in its rights and interests hereunder to its lenders, and (iii) as otherwise provided in this Agreement. Nothing contained herein, express or implied, is intended to confer on any Person other than the parties hereto or their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. Nothing contained herein shall be deemed to give rise to any personal obligation of any of the directors, officers, stockholders, principals, attorneys, accountants or advisors of any of the parties hereto, by reason of any breach or violation of any of the provisions hereof or otherwise, and no party hereto shall have any right against, or be entitled to sue or seek any recovery from, any such Persons.

        13.11 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and their respective Indemnitees and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

        13.12 Tax Matters. Purchaser and Seller shall treat and report the transaction contemplated by this Agreement in all respects consistently for purposes of any federal, state or local tax, including, without limitation, the Purchase Price allocation made pursuant to Section 2.2 hereof. Purchaser shall make available to Seller, and Seller shall make available to Purchaser, (i) such records as any such party may require for the preparation of any Tax Returns required to be filed by Seller or Purchaser and (ii) such records as Seller or Purchaser may require for the defense of any audit, examination, administrative appeal, or litigation of any Tax Return in which Seller or Purchaser was included.

        13.13 Other Instruments. Upon the reasonable request of Purchaser, Seller will on and after the Closing Date execute and deliver to Purchaser such other documents, releases, assignments and other instruments and do such other things as may be required to effectuate completely the transfer and assignment to Purchaser of, and to vest fully in Purchaser title to, each of the Acquired Assets and Assumed Obligations.

        13.14 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

        13.15 Knowledge. Whenever used in this Agreement, the words "to the knowledge of Seller," or similar words or phrases shall mean the actual knowledge after due inquiry of Paul Frederick and Michael McGroarty.

        13.16 Guaranty. AIT Group plc, a public limited company organized under the laws of the United Kingdom and the ultimate parent corporation of Purchaser ("Guarantor"), hereby unconditionally guarantees the prompt payment and performance by Purchaser of its covenants and obligations hereunder, including, without limitation, the Assumed Obligations and the Promissory Note. In the event of nonpayment or nonperformance by Purchaser of any of its covenants or obligations hereunder, Guarantor shall promptly pay or perform such covenants and obligations. In no event shall the validity of this guaranty or the covenants and obligations of Purchaser or Guarantor be in any way terminated, affected or impaired by the dissolution of Purchaser or Guarantor or the rejection of such obligations under any bankruptcy, insolvency or similar laws, now or hereafter enacted.

        13.17 Entire Understanding. This Agreement sets forth the entire agreement and understanding of the parties hereto in respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof and is not intended to confer upon any other person any rights or remedies hereunder. There have been no representations or statements, oral or written, that have been relied on by any party hereto, except those expressly set forth in this Agreement.



                           [SIGNATURE PAGES TO FOLLOW]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

                                         PURCHASER:

                                         AIT (USA), INC.

                                         By:    /s/ Tom Crawford
                                                --------------------------------
                                                Name:  Tom Crawford
                                                      --------------------------
                                                Title: Director
                                                      --------------------------


                                         SELLER:

                                         INFORMATION MANAGEMENT ASSOCIATES INC.

                                         By:    /s/ Donald P. Miller
                                                --------------------------------
                                                Name:  Donald P. Miller
                                                      --------------------------
                                                Title: Chief Executive Officer
                                                      --------------------------


                                         GUARANTOR:

                                         AIT GROUP PLC

                                         By:    /s/ Carlos Rojas
                                                --------------------------------
                                                Name:  Carlos Rojas
                                                      --------------------------
                                                Title: Chief Information Officer
                                                      --------------------------


                                TABLE OF CONTENTS
                                -----------------

        SECTION                                                                           PAGE
        -------

ARTICLE I. PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES..............................7
    1.1 Acquired Assets......................................................................7
    1.2 Excluded Assets......................................................................9
    1.3 Assumed Obligations..................................................................9
    1.4 No Other Liabilities Assumed.........................................................9
    1.5 Employment Offers...................................................................10
    1.6 Assets from Subsidiaries............................................................11

ARTICLE II. PURCHASE PRICE AND PAYMENT......................................................11
    2.1 Payment of Purchase Price...........................................................11
    2.2 Allocation of Purchase Price........................................................12
    2.3 Prorations..........................................................................12

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER.......................................14
    3.1 Organization and Qualification......................................................14
    3.2 Authority...........................................................................14
    3.3 No Legal Bar; Conflicts.............................................................14
    3.4 Consents and Approvals..............................................................14
    3.5 Financial Statements; Investments...................................................15
    3.6 Absence of Certain Changes..........................................................15
    3.7 Real Property Owned or Leased.......................................................15
    3.8 Title to Acquired Assets............................................................15
    3.9 Compliance with Law.................................................................16
    3.10   Licenses.........................................................................16
    3.11   Accounts Receivable..............................................................16
    3.12   Contractual and Other Obligations................................................16
    3.13   Compensation.....................................................................16
    3.14   Employee Benefit Plans...........................................................16
    3.15   Labor Relations..................................................................17
    3.16   Patents, Trademarks, etc.........................................................17
    3.17   Location of Business and Acquired Assets.........................................18
    3.18   Brokers..........................................................................18

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER.....................................19
    4.1 Due Incorporation, Corporate Authority..............................................19
    4.2 Authorization; Enforceability.......................................................19
    4.3 Consents............................................................................19
    4.4 Financing...........................................................................19
    4.5 Brokers.............................................................................19

ARTICLE V. COVENANTS OF SELLER..............................................................19
    5.1 Implementing Agreement..............................................................19
    5.2 Access to Information...............................................................20






    5.3 Preservation of Business............................................................20
    5.4 Books and Records...................................................................21
    5.5 Consents and Approvals..............................................................21
    5.6 Maintenance of Insurance............................................................21
    5.7 Compliance with Laws................................................................21
    5.8 Bankruptcy Actions..................................................................21
    5.9 Post-Closing Access by Purchaser....................................................22
    5.10   No Solicitation or Negotiation...................................................22
    5.11   Bill of Sale.....................................................................22
    5.12   Trademark, Copyright and Patent Assignments......................................22
    5.13   Other Documents..................................................................22
    5.14   Notice of Developments...........................................................22

ARTICLE VI. COVENANTS OF PURCHASER..........................................................22
    6.1 Implementing Agreement..............................................................22
    6.2 Consents and Approvals..............................................................23
    6.3 Assumed Obligations.................................................................23
    6.4 Assignment and Assumption Agreement.................................................23
    6.5 Other Documents.....................................................................23
    6.6 Payment of Purchase Price...........................................................23
    6.7 Post Closing Access by Seller.......................................................23

ARTICLE VII. RIGHT OF FIRST REFUSAL.........................................................23
    7.1 Acquisition Proposals...............................................................23
    7.2 Overbid Procedures..................................................................24
    7.3 Acceptance of Offers................................................................24
    7.4 Alternative Transactions............................................................24
    7.5 Survival............................................................................25

ARTICLE VIII. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER..............................25
    8.1 Warranties True as of Both Present Date and Closing Date............................25
    8.2 Compliance with Agreements and Covenants............................................25
    8.3 Bankruptcy Conditions...............................................................25
    8.4 No Seller Material Adverse Effect...................................................26
    8.5 Bill of Sale and the Assignment and Assumption Agreement............................26
    8.6 Notices.............................................................................26

ARTICLE IX. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER...................................26
    9.1 Warranties True as of Both Present Date and Closing Date............................26
    9.2 Compliance with Agreements and Covenants; Certificate...............................26
    9.3 Bankruptcy Conditions...............................................................26
    9.4 Assignment and Assumption Agreement.  The Assignment and Assumption Agreement
           shall have been executed and delivered to Seller by Purchaser and Guarantor, and no ..........................................................................26
    9.4 facts or circumstances shall have risen which would prevent Purchaser or
           Guarantor from being able to fully perform its obligations under the Assignment and Assumption Agreement.........................................................27






ARTICLE X. CLOSING..........................................................................27
    10.1   Closing..........................................................................27
    10.2   Deliveries by Seller.............................................................27
    10.3   Deliveries by Purchaser..........................................................27

ARTICLE XI. TERMINATION.....................................................................27
    11.1   Termination......................................................................27
    11.2   Break-up Fee.....................................................................28
    11.3   Effect of Termination............................................................28

ARTICLE XII. SURVIVAL AND REMEDY; INDEMNIFICATION...........................................28
    12.1   Survival.........................................................................28
    12.2   Indemnification by Seller........................................................29
    12.3   Indemnification by Purchaser.....................................................29
    12.4   Indemnity Limits.................................................................29
    12.5   Right to Offset..................................................................30
    12.6   Third-Party Claims...............................................................30
    12.7   Determination of Indemnification Amount..........................................31

ARTICLE XIII. MISCELLANEOUS.................................................................32
    13.1   Expenses.........................................................................32
    13.2   Amendment; Supplemental Disclosure...............................................32
    13.3   Notices..........................................................................32
    13.4   Public Announcements.............................................................34
    13.5   Effect of Investigations.........................................................34
    13.6   Waivers..........................................................................34
    13.7   Counterparts.....................................................................34
    13.8   Headings.........................................................................35
    13.9   APPLICABLE LAW...................................................................35
    13.10  Binding Nature; Assignment.......................................................35
    13.11  No Third Party Beneficiaries.....................................................35
    13.12  Tax Matters......................................................................35
    13.13  Other Instruments................................................................35
    13.14  Construction.....................................................................36
    13.15  Knowledge........................................................................36
    13.16  Guaranty.........................................................................36
    13.17  Entire Understanding.............................................................36

                                    EXHIBITS
                                    --------

EXHIBIT A      Approved Professional Fees
EXHIBIT B      Form of Bill of Sale
EXHIBIT C      Assignment and Assumption Agreement
EXHIBIT D      Seller's Policies
EXHIBIT E      Forms of 363 Order and 365 Order
EXHIBIT F      Form of Promissory Note
EXHIBIT G      Sales Procedures Order




                                    SCHEDULES
                                    ---------

                                   [To Follow]